CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Chou America Mutual Funds and to the use of our report dated February 28, 2019 on the financial statements and financial highlights of Chou Opportunity Fund and Chou Income Fund, each a series of shares of beneficial interest in Chou America Mutual Funds. Such financial statements and financial highlights appear in the December 31, 2018 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

April 23, 2019